Exhibit 99.1

Paylocity adds Craig Conway to Board of Directors

SCHAUMBURG, Ill., March 4, 2024 (GLOBE NEWSWIRE) — Paylocity (Nasdaq: PCTY), a leading provider of cloud-based HCM and payroll software solutions, today announced Craig Conway has joined the Company’s Board of Directors.

“We are excited to welcome Craig to Paylocity’s Board of Directors,” said Steve Beauchamp, Co-Chief Executive Officer of Paylocity. “Craig’s leadership experience in technology as a public company CEO and Board member will be a great asset to Paylocity and our Board.”

Mr. Conway previously served as President and Chief Executive Officer of PeopleSoft, Inc., an enterprise application software company, from 1999 to 2004. Mr. Conway also served as President and Chief Executive Officer of One Touch Systems from 1996 to 1999 and TGV Software from 1993 to 1996. Prior to that, Mr. Conway held executive management positions at a variety of leading technology companies. Mr. Conway currently serves as a member of the Board of Directors of Salesforce, Inc. a cloud-based customer relationship management company and Nutanix, Inc. a provider of enterprise cloud platforms. Mr. Conway also served as a director of Guidewire Software, Inc., a provider of insurance analytics software from December 2010 until January 2019 and Advanced Micro Devices, Inc., a semiconductor company from September 2009 until May 2013.

“I’m excited to join Paylocity’s Board of Directors,” said Mr. Conway. “I’m impressed with Paylocity’s track record in innovation as they continue to modernize the employee experience.”

About Paylocity

Paylocity is a leading provider of cloud-based HCM and payroll software solutions headquartered in Schaumburg, IL. Founded in 1997 and publicly traded since 2014, Paylocity offers an intuitive, easy-to-use product suite that helps businesses tackle today’s challenges while moving them toward the promise of tomorrow. Known for its unique culture and consistently recognized as one of the best places to work, Paylocity accompanies its clients on the journey to create great workplaces and help people achieve their best through automation, data-driven insights, and engagement. For more information, visit www.paylocity.com.

CONTACT: Ryan Glenn
investors@paylocity.com
www.paylocity.com